                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                   TRANSKARYOTIC THERAPIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 15, 2000
                            ------------------------

    The Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. ("the Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Thursday, June 15, 2000 at 10:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

1. To elect six directors to serve until the 2001 Annual Meeting of Stockholders.

2. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 30,000,000 shares to 100,000,000 shares.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors presently has no knowledge of any other business to be transacted at the meeting.

    Stockholders of record at the close of business on April 21, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock record books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Daniel E. Geffken, SECRETARY

Cambridge, Massachusetts
May   , 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 15, 2000
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. ("the Company") for use at the Annual Meeting of Stockholders of the Company to be held on June 15, 2000 (the "Annual Meeting") and at any adjournment of the Annual Meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. If no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

    THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1999 ARE
BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY   , 2000. THE COMPANY WILL, UPON
WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (OTHER THAN EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("THE SEC"). PLEASE ADDRESS ALL SUCH REQUESTS TO TRANSKARYOTIC THERAPIES, INC., ATTENTION: CORPORATE COMMUNICATIONS, 195 ALBANY STREET, CAMBRIDGE, MASSACHUSETTS 02139.

VOTING SECURITIES AND VOTES REQUIRED

    On April 21, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding
and entitled to vote an aggregate of       shares of Common Stock of the
Company, $0.01 par value per share (the "Common Stock"). Stockholders are entitled to one vote per share.

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered as present for purposes of determining whether a quorum is present.

    The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and voting at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required for the approval of the amendment to the Company's Amended and Restated Certificate of Incorporation ("the Charter") to increase the number of shares of Common Stock authorized thereunder to 100,000,000 shares from 30,000,000 shares.

    Shares that abstain from voting as to a particular matter and shares held in "street name" by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the Charter Amendment. Abstentions and broker non-votes will have no effect on the other proposal scheduled to be considered at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of February 20, 2000, regarding the ownership of the Company's Common Stock by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock,
(ii) each of the Directors of the Company, (iii) each of the Executive Officers of the Company named in the Summary Compensation Table and (iv) all directors and Executive Officers of the Company as a group.

                                                         SHARES OF               PERCENTAGE OF
                                                       COMMON STOCK               COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)         OUTSTANDING(2)
------------------------------------               ---------------------         --------------
Biotech Target S.A. .............................        2,811,500(3)                  12.4%
  c/o BB Biotech AG
  Vordergasse 3
  8200 Schaffhausen
  CH/Switzerland
Putnam Investments, Inc. ........................        2,760,872(4)                  12.2%
  One Post Office Square
  Boston, MA 02109
Aventis Pharmaceuticals Inc. ....................        2,187,408(5)                   9.7%
  10236 Marion Park Drive
  Kansas City, MO 64137-1405
Capital Research and Management..................        1,250,000(6)                   5.5%
  1 Market Street, Steuart Tower, Suite 1800
  San Francisco, CA 94105
Daniel E. Geffken................................           68,333(7)                     *
Walter Gilbert, Ph.D.............................               --                        *
Kurt C. Gunter, M.D. ............................           46,243(8)                     *
William R. Miller................................           45,678(9)                     *
Rodman W. Moorhead, III..........................           54,466                        *
  c/o E. M. Warburg, Pincus & Co. LLC
  466 Lexington Avenue, 10th Floor
  New York, NY 10017-3147
William H. Pursley...............................           41,667(10)                    *
Richard F Selden, M.D., Ph.D. ...................          752,593(11)                  3.3%
James E. Thomas..................................           15,307                        *
  c/o E. M. Warburg, Pincus & Co. LLC
  466 Lexington Avenue, 10th Floor
  New York, NY 10017-3147
Douglas A. Treco, Ph.D. .........................          256,880(12)                  1.1%
Wayne P. Yetter..................................               --                        *
All directors and executive officers as a                1,338,382(13)                  5.8%
  group..........................................
  (12 individuals)

------------------------

  * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) The number of shares beneficially owned by each person is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of February 20, 2000 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2) The number of shares deemed outstanding with respect to a named person or entity includes 22,626,447 shares outstanding as of February 20, 2000, plus any shares subject to issuance upon exercise of options held by the person or entity in question that were exercisable on or exercisable within 60 days after February 20, 2000.

(3) The information presented herein is as reported in, and based in part upon, a Schedule 13G/A filed with the SEC on August 28, 1998 by Biotech Target S.A., a Panamanian corporation ("Biotech Target"), and BB Biotech AG, a Swiss corporation ("BB Biotech"). Biotech Target is a wholly owned subsidiary of BB Biotech. Each of Biotech Target and BB Biotech reported beneficial ownership of and shared voting and dispositive power with respect to all of the shares listed as beneficially owned. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("the Exchange Act").

(4) The information presented herein is as reported in, and based solely upon, a
    Schedule 13G/A filed with the SEC on February 18, 2000 by Marsh & McLennan Companies, Inc., a Delaware corporation ("MMC"), Putnam Investments, Inc., a Massachusetts corporation ("PI"), Putnam Investment Management, Inc., a Massachusetts corporation ("PIM") and The Putnam Advisory Company, Inc., a Massachusetts corporation ("PAC"). PI, which is a wholly-owned subsidiary of MMC, wholly owns PIM and PAC, each a registered investment adviser. PIM is the investment adviser to the Putnam family of mutual funds, in which capacity it has shared dispositive power with respect to 2,652,372 shares of Common Stock. PAC is the investment adviser to PI's institutional clients, in which capacity it has shared dispositive power with respect to 108,500 shares of Common Stock and shared voting power with respect to 31,100 shares of Common Stock. PI and MMC disclaim beneficial ownership of all of the shares listed as beneficially owned.

(5) The information presented herein is as reported in, and based in part upon, a Schedule 13D filed with the SEC on December 22, 1999 by both Aventis Pharmaceuticals, Inc., ("API"), formerly known as Hoechst Marion
    Roussel, Inc., and HMR Pharma, Inc., ("HMR Pharma"), both Delaware corporations. On December 15, 1999, API and HMR Pharma each became a wholly-owned subsidiary of Aventis, S.A., a French corporation. HMR Pharma beneficially owns 98.2% of the outstanding common stock of API. API reported beneficial ownership of and sole voting and dispositive power with respect to all of the shares listed as beneficially owned. HMR Pharma disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(6) Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 1,250,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7) Consists of 68,333 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(8) Includes 46,143 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(9) Includes 11,750 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Director's Plan.

(10) Consists of 41,667 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(11) Includes 169,047 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(12) Includes 75,476 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(13) Includes 469,631 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan and 1993 Director's Plan.

                             ELECTION OF DIRECTORS

    Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at six for the coming year. The Company's By-laws provide that the Directors of the Company will be elected at each Annual Meeting of Stockholders of the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

    The Board of Directors recommends that the nominees named below be elected Directors of the Company. The persons named in the enclosed proxy (Richard F Selden and James E. Thomas) will vote to elect the six nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a Director and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable for election.

    Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of February 20, 2000, appears under "Security Ownership of Certain Beneficial Owners and Management."

    Mr. Peter Wirth resigned as a Director of the Company on July 20, 1999.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

    WALTER GILBERT, PH.D., age 68, has served as a Director since April 2000. Since 1987, he has been the Carl M. Loeb University Professor at Harvard University in the Department of Molecular and Cellular Biology. Dr. Gilbert won the Nobel Prize in Chemistry in 1980. Previously, he was a founder and Chief Executive Officer of Biogen, Inc. Dr. Gilbert is also Vice Chairman of the Board of Myriad Genetics, Inc.

    WILLIAM R. MILLER, age 71, has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, which position he had held since 1985. Mr. Miller is the Chairman of the Board of Directors of Vion Pharmaceuticals, Inc., a Director of ImClone Systems, Inc., ISIS Pharmaceuticals, Inc., and Westvaco Corporation, and serves as Chairman of the Board of Directors of Cold Spring Harbor Laboratory.

    RODMAN W. MOORHEAD, III, age 56, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with E.M. Warburg, Pincus & Co. LLC, a specialized financial services firm, where he currently serves as a Senior Managing Director. He is also a Director of Coventry Corporation, ElderTrust, Phycor, Inc., and Scientific Learning Corporation.

    RICHARD F SELDEN, M.D., PH.D., age 41, is the founder of the Company. He has served as Chief Scientific Officer, Chairman of the Scientific Advisory Board and a Director since the Company's inception in 1988 and as President and Chief Executive Officer since June 1994. Prior to founding the Company, Dr. Selden was an Instructor in Pediatrics at Harvard Medical School. He received an A.B. in Biology from Harvard College, an A.M. in Biology from Harvard University Graduate School of Arts and Sciences, a Ph.D., in Genetics from the Division of Medical Sciences at Harvard Medical School and an M.D. from Harvard Medical School.

    JAMES E. THOMAS, age 39, has served as a Director since May 1992. Since 1989, he has been with E.M. Warburg, Pincus & Co. LLC, a specialized financial services firm, where he currently serves as Managing Director. Mr. Thomas is also a Director of Celtrix Pharmaceuticals, Inc. and Scientific Learning Corporation.

    WAYNE P. YETTER, age 54, has served as a Director since November 1999.
Mr. Yetter has served as Chief Operating Officer at IMS Health, Inc., which provides information services for the healthcare industry, since October 1999. From 1997 to 1999, he served as President and Chief Executive Officer of Novartis Pharmaceutical Corporation. From 1991 to 1997, Mr. Yetter served as President and Chief Executive Officer of Astra Merck, Inc.

               THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF
                       THE SIX NOMINEES DESCRIBED ABOVE.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee met twice during fiscal 1999 to review the effectiveness of the Company's public auditors during the fiscal 1998 audit, to review the adequacy of the fiscal 1998 financial statement disclosures, to review the 1999 audit plan, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent public auditors. The members of the Audit Committee are Messrs. Miller, Thomas, and Yetter.

    The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries of each Executive Officer of the Company and which exercises the authority of the Board with respect to all incentive or stock option plans or arrangements established by the Company, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee is also responsible for establishing and modifying the compensation of all executive officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), the adoption and amendment of all stock option and other employee benefit plans. The Compensation Committee also establishes and negotiates the arrangements and the engagement of the terms of any employment agreements and arrangements with, and termination of, all Executive Officers of the Company. The Compensation Committee met once during fiscal 1999. The members of the Compensation Committee are Messrs. Miller and Moorhead. See "Report of the Compensation Committee."

    The Company does not have a Nominating Committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

    The Board of Directors held five meetings during fiscal 1999, two of which were telephonic. Each director attended 100% of the meetings of the Board of Directors and all committees of the Board on which he served during 1999 either in person or telephonically.

DIRECTORS' COMPENSATION

    In general, the Company compensates directors who are not employees of the Company ("Non-Employee Directors") for service as directors in the amount of $1,000 for attendance at each meeting of the Board, other than telephonic meetings. Messrs. Moorhead and Thomas are not compensated for their respective service as directors. For the fiscal year ended December 31, 1999,

Mr. Miller received $3,000 in director fees. Dr. Gilbert and Mr. Yetter joined the Board of Directors in, April 2000 and November 1999, respectively and received no director fees in 1999.

    Non-Employee Directors are entitled to participate in the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan") which is administered by the Compensation Committee of the Board of Directors. The 1993 Directors' Plan provides for an automatic option grant on the first business day immediately following each Annual Meeting of Stockholders to each director who
(i) is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company and (ii) does not own or hold any Common Stock which was purchased prior to the approval of the 1993 Directors' Plan and which remains, at the time the director is being considered for eligibility for any specific grant under the 1993 Directors' Plan, subject to substantial risk of forfeiture under an agreement entered into with the Company. Any director who becomes such an employee shall cease to be eligible for any further option grants under the 1993 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan. The annual option grant under the 1993 Directors' Plan is to purchase 6,750 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant.

    As of January 31, 2000, 6,750 shares had been granted under the 1993 Directors' Plan. Currently, Dr. Gilbert and Messrs. Miller and Yetter are eligible to receive option grants under the 1993 Directors' Plan.

CERTAIN TRANSACTIONS

    In May 1991, Richard F Selden, the President and Chief Executive Officer of the Company, borrowed $125,000 from the Company pursuant to a promissory note ("the Note"). As amended in June 1993, interest accrues on the outstanding principal balance at a rate equal to one percent above the average yield for one-year United States Treasury Bills (approximately 6.51% during the year ended December 31, 1999) and is due and payable in arrears. The Board of Directors has deferred the payment of outstanding principal and interest accrued thereon since 1992. At December 31, 1999 and March 31, 2000, the outstanding principal balance and interest accrued thereon was $159,478 and $80,601, respectively. In
February 2000, the Board of Directors forgave $80,068 of the outstanding principal and interest accrued thereon and paid Dr. Selden $71,003 for the income tax liability related to such forgiveness. Dr. Selden has pledged 2,500 shares of the Company's Common Stock to the Company to secure his obligations under the Note.

    The Company is a party to license agreements with API, whereby API was granted exclusive rights to make, use and sell, worldwide, certain therapeutic products produced under patent rights and technologies owned by the Company ("the License Agreements"). The License Agreements provide for fees and milestone payments to be paid by API to the Company. During the fiscal year ended December 31, 1999, API paid $2,500,000 to the Company under the License Agreements.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the four other most highly compensated Executive Officers of the Company whose salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                        ANNUAL COMPENSATION                AWARDS
                                               --------------------------------------   -------------
                                                                         OTHER ANNUAL    SECURITIES      ALL OTHER
                                                                         COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     SALARY($)   BONUS($)(1)      ($)(2)      OPTIONS(#)(3)      ($)(4)
---------------------------         --------   ---------   -----------   ------------   -------------   ------------
Richard F Selden, M.D., Ph.D......    1999     $290,000      $125,000       $47,571(5)      50,000         $5,170
  President and Chief Executive       1998      275,000       100,000        48,093(5)      25,000          5,346
  Officer                             1997      240,000       135,000            --         50,000          4,945

William H. Pursley................    1999      172,398(6)     50,000       457,711(7)     170,000            213
  Senior Vice President,
  Commercial Operations

Douglas A. Treco, Ph.D............    1999      231,000        60,000            --         25,000          5,170
  Senior Vice President,              1998      220,000        40,000            --         15,000          5,346
  Research and Development            1997      175,000        60,000            --         40,000          3,810

Daniel E. Geffken.................    1999      200,000        75,000            --         20,000          5,170
  Vice President, Finance and         1998      190,000        25,000            --         10,000          5,346
  Chief Financial Officer             1997      146,244(8)     50,000            --        120,000          3,274

Kurt C. Gunter, M.D...............    1999      173,000        30,000            --         10,000          5,296
  Vice President, Clinical and        1998      165,000        30,000            --         10,000          4,746
  Regulatory Affairs                  1997      150,000        40,000        36,281(9)      20,000          4,533

------------------------

(1) Bonuses indicated as earned in any fiscal year were generally paid in the following fiscal year.

(2) In accordance with the rules of the SEC, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year indicated.

(3) Option grants reflect elements of compensation earned during the fiscal year indicated. However, in certain instances, such options were not granted until the beginning of the next fiscal year.

(4) All Other Compensation in 1999 includes the following: (a) the Company's contributions under the Company's 401(k) Plan in the amount of $5,000 for Drs. Selden and Treco, Mr. Geffken and Dr. Gunter; (b) the taxable portion of group term life insurance premiums paid by the Company for Drs. Selden and Treco and Mr. Geffken in the amount of $170, for Mr. Pursley in the amount of $213, and for Dr. Gunter in the amount of $296.

(5) Other Annual Compensation for Dr. Selden includes $14,571 and $14,927 in 1999 and 1998, respectively, for the payment of certain travel related expenses and also includes amounts for the payment of insurance premiums and certain financial planning services and the reimbursement of the related tax liability for such expenses.

(6) Mr. Pursley commenced employment with the Company in April 1999.

(7) Other Annual Compensation for Mr. Pursley consists of relocation expenses and reimbursement for related tax liability for such relocation expenses.

(8) Mr. Geffken commenced employment with the Company in February 1997.

(9) Other Annual Compensation for Dr. Gunter consists of relocation expenses and reimbursement for related tax liability for such relocation expenses.

    OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1999 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                                   -----------------------------------
                                                PERCENT OF
                                   NUMBER OF      TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                   SECURITIES    OPTIONS                              ASSUMED ANNUAL RATES OF STOCK
                                   UNDERLYING   GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR OPTION
                                    OPTIONS     EMPLOYEES     OR BASE                            TERM(1)
                                    GRANTED     IN FISCAL      PRICE     EXPIRATION   -----------------------------
NAME                                  (#)        YEAR(2)     ($/SHARE)      DATE         10%($)           5%($)
----                               ----------   ----------   ---------   ----------   -------------   -------------
Richard F Selden, M.D., Ph.D.....    25,000          2%       $28.75       1/27/09     $  452,108      $1,145,502
William H. Pursley...............   150,000         13%        23.50       2/19/09      2,216,854       5,617,942
Douglas A. Treco, Ph.D...........    15,000          1%        28.75       1/27/09        271,211         687,301
Daniel E. Geffken................    10,000          1%        28.75       1/27/09        180,807         458,201
Kurt C. Gunter, M.D..............    10,000          1%        28.75       1/27/09        180,807         458,201

------------------------

(1) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

(2) Calculated based on an aggregate of 1,156,300 options granted under the Company's 1993 Long-Term Incentive Plan to employees during the fiscal year ended December 31, 1999.

    OPTION EXERCISES AND YEAR-END VALUES. The following table sets forth certain information concerning option exercises by Named Executive Officers during the fiscal year ended December 31, 1999 and exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1999:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                   SHARES                 NUMBER OF SECURITIES
                                  ACQUIRED                     UNDERLYING             VALUE OF UNEXERCISED
                                     ON       VALUE        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                  EXERCISE   REALIZED     AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)(2)
NAME                                (#)       ($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                              --------   --------   -------------------------   -------------------------
Richard F Selden, M.D., Ph.D....       --          --        122,618/80,953           $2,893,219/$2,637,014
William H. Pursley..............       --          --         12,000/138,000             180,000/2,070,000
Douglas A. Treco, Ph.D..........       --          --         57,857/22,857              813,645/592,395
Daniel E. Geffken...............   10,000    $145,375         43,333/66,667              577,497/1,295,003
Kurt C. Gunter, M.D.............    7,000     199,696         39,476/38,810              788,877/1,302,259

------------------------

(1) Value Realized represents the difference between the aggregate exercise price of the option and the aggregate fair market value of the underlying Common Stock on the date of exercise.

(2) Value of Unexercised In-the-Money Options represents the difference between the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1999 ($38.50) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

    The Company is a party to employment agreements with each of the Named Executive Officers. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of the employment agreements, the 2000 annual base salary for each of Dr. Selden, Mr. Pursley, Dr. Treco, Mr. Geffken, and Dr. Gunter has been established at $350,000, $255,000, $250,000, $225,000 and $185,000,
respectively. In addition, each of the Named Executive Officers is eligible to receive an annual bonus based upon the achievement of individual and Company goals. The employment agreements may be terminated by the executive or by the Company. Under the terms of each such employment agreement, if the Company terminates the executive's employment without cause (as defined therein), or, in some cases, if the executive terminates his employment for certain reasons, the Company is required to pay to such executive severance payments at the executive's base salary rate for 12 months (18 months in the case of Dr. Selden) (the "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. Certain of the employment agreements also provide for payments to be made to the executive in the event of cessation of employment as a result of a disability. Under each of the employment agreements, the executive shall be bound by certain non-compete obligations for two years after termination of employment (one year if the Company terminates such executive's employment other than for cause).

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers. The objectives of the Company's executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance stockholder value. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, stock option grants and restricted stock awards. Stock option grants and restricted stock awards are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1999 as they affected
Dr. Selden, in his capacity as President and Chief Executive Officer of the Company, and the Named Executive Officers.

    COMPENSATION PHILOSOPHY

    The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate, and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

    In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. In making decisions regarding executive compensation, the Compensation Committee considered the input of the Company's other directors and the results of an informal study conducted by members of management and presented to the Compensation Committee relating to comparable biotechnology firms, with a particular focus on those located in the eastern United States. In order to attract, retain and motivate the talented personnel it needs, the Company has structured its executive compensation program to provide its employees with cash compensation competitive, generally, with the fiftieth percentile for total annual compensation paid by comparable companies. Bonuses are primarily based on corporate performance, with actual awards varying according to the Company's overall performance and the individual's impact on that performance. While informal compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance and, to that extent, the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

    EXECUTIVE COMPENSATION PROGRAM

    Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and stock options, and restricted stock awards.

    BASE SALARY AND CASH BONUS

    In setting the annual base salaries for the Company's executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of the Company, and adjusts such amounts to reflect individual performance. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. The Company also regularly compares the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data and strives to provide its Executive Officers with cash compensation, competitive, generally, with the fiftieth percentile for total annual compensation paid by comparable companies.

    Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

    Cash bonuses are tied directly to the Company's achievement of its goals and objectives and the contribution of the executive to such achievements.

    EQUITY OWNERSHIP

    Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock and restricted stock awards. The purposes of the Company's stock ownership program are (i) to highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to the Company's growth and development.

    The Company's stock programs include long vesting periods to optimize the retention value of these options and to orient the Company's Executive Officers to longer term success. Generally, stock options vest in equal annual installments over six years commencing on the first anniversary of the date of grant, and, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards.

    The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. Since November 1996, the exercise price of options granted by the Company has been determined at the discretion of the Compensation Committee, although it has generally been set at 100% of the fair market value per share on the date of grant. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Compensation Committee.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee has set Dr. Selden's total annual compensation, including compensation derived from the Company's cash bonus and stock option programs, at a level it believes to be competitive with the chief executive officers of similarly capitalized biotechnology and pharmaceutical companies. Dr. Selden, in his capacity as President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to the Company's other senior executives.

    During fiscal 1999, Dr. Selden's annual base salary was increased $15,000, from $275,000 to $290,000. For fiscal 2000, Dr. Selden's base salary has been set at $350,000. For fiscal 1999, Dr. Selden was also awarded a bonus of $125,000 and, in February 2000, was granted an option to purchase 50,000 shares of Common Stock at the then fair market value of $33.375 per share, which compensation was based, in part, upon advances in the Company's Gene Activated-TM- protein, Niche Protein-TM- products and Gene Therapy platforms.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock option grants in a manner that complies prospectively with these performance-based requirements.

                                          COMPENSATION COMMITTEE
                                          William R. Miller
                                          Rodman W. Moorhead, III

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that, during fiscal 1999 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

STOCK PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder return on the Company's Common Stock since October 17, 1996, the date of the Company's initial public offering, with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. This graph assumes the investment of $100 on October 17, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index and assumes dividends are reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               10/17/96  12/31/96  12/31/97  12/31/98  12/31/99
Transkaryotic Therapies, Inc.      $100      $123      $234      $169      $257
Nasdaq Composite -- U.S.           $100      $104      $127      $179      $323
Nasdaq Pharmaceutical              $100      $100      $103      $132      $247
                               10/17/96  12/31/96  12/31/97  12/31/98  12/31/99
TRANSKARYOTIC THERAPIES, INC.      $100      $123      $234      $169      $257
NASDAQ COMPOSITE -- U.S.           $100      $104      $127      $179      $323
NASDAQ PHARMACEUTICAL              $100      $100      $103      $132      $247

            APPROVAL OF AMENDMENT INCREASING AUTHORIZED COMMON STOCK

    In February 2000, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company's Amended and Restated Certificate of Incorporation be amended to increase the number of authorizes shares of Common Stock from 30,000,000 shares to 100,000,000 shares. Of the 30,000,000 shares of Common Stock authorized, 22,592,000 shares were outstanding as of December 31, 1999, and 2,214,000 shares were issuable pursuant to stock options outstanding as of December 31, 1999 under the Company's stock option plans.

    The Board believes that the authorization of additional shares of Common Stock is necessary to provide shares for issuance in connection with the exercise of stock options expected to be granted under the Company's stock option plans, possible future stock dividends, financings, joint ventures, acquisitions and other general corporate purposes. There are no existing plans, understandings or agreements for the issuance of any shares of Common Stock. If the amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.

    Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's Amended and Restated Certificate of Incorporation.

    THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE COMPANY'S CHARTER
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                               OTHER INFORMATION

ACCOUNTING MATTERS

    The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ended December 31, 2000.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

    Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 27, 2000 for inclusion in the proxy statement for that meeting.

    If a stockholder of the Company wishes to present a proposal before the 2001 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to Corporate Communications at its principal office in Cambridge, Massachusetts. The Company must receive such notice no later than March 9, 2001. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                          By Order of the Board of Directors,

                                          Daniel E. Geffken, SECRETARY

May   , 2000

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                          TRANSKARYOTIC THERAPIES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 15, 2000
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS RICHARD F SELDEN AND JAMES E. THOMAS, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, AS PROXIES TO REPRESENT AND VOTE AS DESIGNATED HEREON ALL SHARES OF STOCK OF TRANSKARYOTIC THERAPIES, INC. ("THE COMPANY") WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON THURSDAY, JUNE 15, 2000, AT 10:00 A.M., EASTERN STANDARD TIME, AT THE OFFICES OF HALE AND DORR LLP, 60 STATE STREET, BOSTON, MASSACHUSETTS AND AT ANY ADJOURNMENT THEREOF, WITH RESPECT TO THE MATTERS SET FORTH ON THE REVERSE SIDE HEREOF.

         PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                                RETURN ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   DETACH HERE

  X    Please mark votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

1.       To elect the following six directors for the ensuing year:

NOMINEES: Walter Gilbert, William R. Miller, Rodman W. Moorhead, III, Richard F Selden, James E. Thomas and Wayne P. Yetter.

____For           ____Withheld


--------------------------------------
For all nominees except as noted above

2. To approve the amendment of the Company's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 30,000,000 shares to 100,000,000 shares.


____For  ____Withheld      _____Abstain

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT _____

MARK HERE IF YOU PLAN TO ATTEND THE MEETING _____

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature:_______________________  Date:___________________________


Signature:_______________________  Date:___________________________